EXHIBIT 99.2 - PRESS RELEASE DATED MARCH 24, 1997

                                 PRESS RELEASE

Electronic Systems Technology                   509-735-9092(O)
415 N. Quay Street  Kennewick  WA  99336        509-783-5475(FAX)

                    EST ANNOUNCES  1996  FINANCIAL INFORMATION

KENNEWICK, WASHINGTON --- March 24, 1997 --- Electronic Systems Technology Inc.
(EST) (OTC: ELST), a manufacturer of wireless modems, today announced sales and results of operations for the three and twelve month periods ended
December 31, 1996.

EST reported sales for 1996 of $1,190,304 compared to $1,535,071 for 1995. Net income for 1996 was $158,735, or $0.03 per share, compared with net income of $267,709, or $0.05 per share, for 1995. For the fourth quarter of 1996, EST reported net income of $20,100, or $0.003 per share, on sales of $284,600 compared with net income of $49,000 or $0.01 per share, on sales of $381,000 for the fourth quarter of 1995.

            SELECTED STATEMENT OF OPERATIONS INFORMATION SUMMARY
                           Three Months Ended    Twelve  Months Ended
                              (unaudited)

                            Dec 31      Dec 31        Dec 31      Dec 31
                              1996        1995          1996        1995
                           -------     -------     ---------   ---------
Sales	        	         $  284,600     381,000   $ 1,190,304   1,535,071
Net income before tax       22,700      49,000       234,456     404,137
Net Income                  20,100      49,000       158,735     267,709
Weighted average common
     shares outstanding  5,508,667   5,433,174     5,508,667   5,433,174
Earnings per Share      $    0.003        0.01   $      0.03        0.05

                       SELECTED BALANCE SHEET INFORMATION
                                              Dec 31          Dec 31
                                                1996            1995
                                            --------        --------
Cash and cash equivalents                 $1,413,182       1,162,726
Total current assets                       1,892,302       1,857,415
Property & equipment (net)                   141,210         145,243
Total assets                               2,042,709       2,010,772
Total current liabilities                     30,775         133,592
Long-term debt                                   -0-             -0-
Stockholders' equity                       2,011,934       1,877,180

APPENDIX:

Item no. 1: (graphic material not included in electronic filing format)

The press release was published showing at top left of the press release, the Electronic Systems Technology, Inc. trademarked company logo, showing a black square field containing the stylized letters E S T.